EXHIBIT 107
Calculation of Filing Fee Tables
Form
S-3
(Form Type)
The Sherwin-Williams Company
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	4.300% Senior Notes due 2028	Rule 457(r)	$500,000,000	99.992%	$499,960,000	0.00015310	$76,543.88
	Debt	4.500% Senior Notes due 2030	Rule 457(r)	$500,000,000	99.891%	$499,455,000	0.00015310	$76,466.56
	Debt	5.150% Senior Notes due 2035	Rule 457(r)	$500,000,000	99.966%	$499,830,000	0.00015310	$76,523.97
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					$1,499,245,000		$229,534.41
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$229,534.41
Narrative Disclosure
The prospectus supplement to which this exhibit is attached is a final prospectus supplement for the related offering (File
No. 333-289016).
The maximum aggregate offering price of that offering is $1,499,245,000.